UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2014

DESTINATION MATERNITY CORPORATION

(Exact name of Registrant as specified in Charter)

Delaware	0-21196	13-3045573
(State or Other Jurisdiction of Incorporation or Organization)	Commission File number	(I.R.S. Employer Identification Number)

456 North 5th Street

Philadelphia, PA 19123

(Address of Principal Executive Offices)

(215) 873-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

Voce Catalyst Partners Letter Agreement

On November 24, 2014, Destination Maternity Corporation (the “Company”) entered into an agreement (the “Voce Agreement”) with Voce Catalyst Partners LP and Voce Capital Management LLC (collectively, “Voce”). Voce owns approximately 2% of the Company’s outstanding shares. The Voce Agreement sets forth the parties’ agreements and understandings concerning the nomination and election of J. Daniel Plants to the Board of Directors, and undertakings of Voce not to engage in certain actions prior to the 30th day before the deadline for stockholder nominations of director candidates to stand for election at the 2016 Annual Meeting of Stockholders (or such earlier date as may be provided in the Voce Agreement).

Pursuant to the Voce Agreement, the Company also agreed that the Board will take all actions necessary to amend the Bylaws to provide for a majority voting standard in the election of directors, to become effective as of the conclusion of the 2015 Annual Meeting of Stockholders.

The Voce Agreement is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The Company also issued a press release announcing the Voce Agreement which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of J. Daniel Plants as a Director

The Company announced that J. Daniel Plants has been appointed as a member of the Board of Directors, effective November 24, 2014, and as a member of the Audit Committee and the Nominating & Corporate Governance Committee of the Board of Directors. Mr. Plants has been appointed to the Board of Directors pursuant to the Voce Agreement.

Resignation of Joseph A. Goldblum as Directors

The Company also announced that Joseph A. Goldblum has resigned as a member of the Board of Directors, effective November 24, 2014.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement, dated November 24, 2014, by and among the Company, J. Daniel Plants, Voce Catalyst Partners LP and Voce Capital Management LLC.

99.1	Press Release dated November 26, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: November 26, 2014	DESTINATION MATERNITY CORPORATION

	By:	/s/ Judd P. Tirnauer
Judd P. Tirnauer
Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated November 24, 2014, by and among the Company, J. Daniel Plants, Voce Catalyst Partners LP and Voce Capital Management LLC.

99.1	Press Release dated November 26, 2014.

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